UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

LANDSEA HOMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38545	82-2196021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 McKinney Avenue, Suite 1000

Dallas, TX 75202

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 345-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LSEA	The Nasdaq Capital Market
Warrants exercisable for Common Stock	LSEAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 5, 2024, Landsea Homes Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley Securities, Inc., as representative (the “Representative”) of the several underwriters named therein (collectively, the “Underwriters”) and the selling stockholders named therein (the “Selling Stockholders”), pursuant to which the Selling Stockholders agreed to sell 6,086,957 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to the Underwriters (the “Offering”). The price to the public in the Offering was $10.25 per Share. In addition, under the terms of the Underwriting Agreement, the Selling Stockholders granted the Underwriters the option, for 30 days after the date of the prospectus supplement relating to the Offering, to purchase up to 913,043 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions.

The Offering was made under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Company’s effective shelf registration statement on Form S-3, as amended (Registration No. 333-252569).

Under the terms of the Underwriting Agreement, the Company, the Company’s directors and executive officers, the Selling Stockholders and certain of their respective affiliates also agreed not to sell or transfer any Common Stock without first obtaining the written consent of the Representative, subject to certain exceptions, for 60 days after the date of the prospectus supplement relating to the Offering.

On December 9, 2024, the Offering closed, and the Selling Stockholders received net proceeds of approximately $59.4 million, after deducting the Underwriters’ discounts and commissions. The Company did not receive any of the proceeds from the sale of shares by the Selling Stockholders, except that as reported in a Current Report on Form 8-K filed by the Company on December 5, 2024, Landsea Holdings Corporation (“Landsea Holdings”) paid the Company approximately $4.3 million as settlement for various services provided by the Company to Landsea Holdings. Except as described in the preceding sentence, the Selling Stockholders received all of the proceeds from the sale of Shares offered by the Selling Stockholders thereby.

The Underwriting Agreement contains customary representations, warranties, covenants, indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and lock-up arrangements do not purport to be complete and are qualified in their entirety by reference to such exhibit.

A copy of the opinion of Latham & Watkins LLP relating to the validity of the securities issued and sold in the Offering is filed herewith as Exhibit 5.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of December 5, 2024, by and among Landsea Homes Corporation, the selling stockholders named therein and B. Riley Securities, Inc., as representative of the underwriters named therein.
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSEA HOMES CORPORATION

Date: December 9, 2024	/s/ C. Kelly Rentzel
C. Kelly Rentzel
General Counsel